UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 11, 2017

CODA OCTOPUS GROUP, INC.

(Name of Small Business Issuer in its Charter)

Delaware	000-52815	34-200-8348
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization	File Number)	Identification Number)

7380 Sand Lake Road, Suite #500

Orlando, FL 32819

(Address, Including Zip Code of Principal Executive Offices)

801-973-9136

(Issuer’s telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Offiers; Compensatory Arrangements of Certain Officers.

(d) Effective July 11, 2017, the board of directors of Coda Octopus Group, Inc. (the “Company”) elected Mary Losty to fill an existing vacancy on the Company’s board.

Mary M. Losty is a private investor in both US equities and real estate. She currently serves as Commissioner on both Dorchester County and the City of Cambridge, Maryland’s Planning and Zoning Commissions. She also serves as a Committeeman for the Eastern Shore Land Conservancy as well as the Pine Street Committee of Cambridge, MD. She served as a member of the Board of Procera Networks, Inc. from March 2007 until that company was successfully sold in June 2015 to a private equity firm. She was a member of that company’s Audit Committee and the former Chairman of the Nominating and Governance Committee. Ms. Losty was a director of Blue Earth, Inc. (formerly Genesis Fluid Solutions Holdings, Inc.) from 2009 to 2011. Ms. Losty retired in 2010 as the General Partner at Cornwall Asset Management, LLC, a portfolio management firm located in Baltimore, Maryland, where she was responsible for the firm’s investment in numerous companies since 1998. Ms. Losty’s prior experience includes working as a portfolio manager at Duggan & Associates from 1992 to 1998 and as an equity research analyst at M. Kimelman & Company from 1990 to 1992. Prior to that, she worked as an investment banker at Morgan Stanley and Co., and for several years prior to that she was the top aide to James R. Schlesinger, a five-time U.S. cabinet secretary. Ms. Losty received both her BS and JD from Georgetown University, the latter with magna cum laude distinction.

It is expected that Ms. Losty will become a member of the audit and nominating committees of the Company’s board.

The Company will pay Ms. Losty a quarterly board fee of $2,500. She will also be issued 7,143 shares of common stock of the Company.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial Statements.

None.

(b)	Exhibits

99.1	Press Release dated July 17, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 17, 2017

Coda Octopus Group, Inc.

/s/ Annmarie Gayle
By:	Chief Executive Officer